Exhibit 5.1

[Letterhead of Reed Smith LLP]

February 2, 2012

Neonode Inc.
2700 Augustine Drive, Suite 100
Santa Clara, CA, 95054

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Neonode Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offer and sale of up to 2,000,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”), issuable pursuant to its Neonode Inc. 2006 Equity Incentive Plan (the “Plan”).

In rendering the opinions hereinafter expressed, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true reproductions of originals, of all such documents, records, agreements and other instruments, including the Registration Statement, the Plan, and the Certificate of Incorporation, Bylaws, and Corporate Minutes as we have deemed necessary and appropriate for the purpose of this opinion.

Based upon the foregoing, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized and, when and to the extent Shares are issued in accordance with the Plan, such Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any state or jurisdiction other that the laws of the State of Delaware.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the reference to this firm therein.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Reed Smith LLP